Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

7GC & CO. HOLDINGS INC.

7GC & Co. Holdings Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies that:

1.

The name of this corporation is 7GC & Co. Holdings Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was September 18, 2020, as amended and restated by the Amended and Restated Certificate of Incorporation of this corporation filed with the Secretary of State of the State of Delaware on December 22, 2022 (the “Amended and Restated Certificate”).

2.

This Second Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of 7GC & Co. Holdings Inc. This Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL (as defined below) by the stockholders of the Company.

3.	The Amended and Restated Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is Banzai International, Inc. (hereinafter called the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

ARTICLE IV

Capital Stock

The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 350,000,000 shares, consisting of (i) 250,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) 25,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and together with Class A Common Stock, “Common Stock”), and (iii) 75,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

A. Class A Common Stock and Class B Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock are as follows:

1. Equal Status; Ranking. Except as otherwise provided in this Certificate of Incorporation (as amended from time to time, including the terms of any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) or required by applicable law, shares of Class A Common Stock and Class B Common Stock will have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2. Voting.

(a) Except as otherwise expressly provided by this Certificate of Incorporation, as provided by law or by the resolution(s) or any Preferred Stock Designation providing for the issue of any series of Preferred Stock, the holders of shares of Class A Common Stock and Class B Common Stock will (i) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or to be acted upon by written consent (if action by written consent of the stockholders is not prohibited at such time under this Certificate of Incorporation) of the stockholders of the Corporation, (ii) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as amended from time to time, the “Bylaws”), and (iii) be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock will have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock will have the right to ten (10) votes per share of Class B Common Stock held of record by such holder, in each case, on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.

(b) Except as otherwise provided by law or by the resolution(s) or any Preferred Stock Designation providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote or act by written consent (if action by written consent of the stockholders is not prohibited at such time under this Certificate of Incorporation) on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock unless the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

3. Dividends. Subject to the rights of the holders of Preferred Stock, the holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time, out of assets or funds of the Corporation legally available therefor. The holders of shares of Class A Common Stock and Class B Common Stock will be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then the holders of Class A Common Stock will receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and the holders of Class B Common Stock will receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with the holders of shares of Class A Common Stock and Class B

Common Stock receiving, on a per share basis, the same number of shares of Class A Common Stock or Class B Common Stock, as applicable. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

4. Subdivisions or Combinations. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership and voting rights between the holders of the outstanding Class A Common Stock and the holders of the outstanding Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

5. No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

6. Liquidation. Subject to applicable law and the rights of the holders of Preferred Stock, holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably the assets and funds of the Corporation available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

7. Issuance of Class B Common Stock. Shares of Class B Common Stock may be issued only to, and registered in the name of, (i) Joseph Davy (the “Founder”) and/or (ii) any Permitted Class B Owner (as defined below).

8. Conversion of Class B Common Stock.

(a) All shares of Class B Common Stock shall (1) automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock upon any Transfer of such shares of Class B Common Stock, except for a Permitted Transfer; and (2) be subject to conversion into an equal number of fully paid and nonassessable shares of Class A Common Stock upon adoption of a resolution by the Board at any time on or after the ninety-day anniversary of the earliest date (the “Founder Termination Anniversary Date”) that any of the following conditions (the “Trigger Conditions”) are satisfied: (A) the Founder’s employment as Chief Executive Officer being terminated for Cause or due to death or Permanent Disability, (B) the Founder’s resignation (other than for Good Reason) as the Chief Executive Officer of the Corporation or (C) the Founder no longer serves as a member of the Board; provided, however, that if the Founder is reinstated as the Chief Executive Officer of the Corporation or is reelected or appointed to serve as a member of the Board prior to the Founder Termination Anniversary Date (each a “Reset Event”), then the shares of Class B Common Stock may not be converted pursuant to clause (2) of Section A.8(a) of this Article IV unless and until the ninety-day anniversary of the date that any Trigger Condition is subsequently met (such date, the “Next Founder Termination Anniversary Date”); provided, further, that in the event of a subsequent Reset Event, the Next Founder Termination Anniversary Date will extend until the ninety-day anniversary of the date that any Trigger Condition is subsequently met without a Reset Event occurring prior to such anniversary. Upon a Transfer of Class B Common Stock upon divorce by settlement, order or decree, or as required by a domestic relations settlement, order or decree, then any shares of Class B Common Stock Transferred thereby shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock; provided, however, that any other outstanding shares of Class B Common Stock not so Transferred shall not be automatically converted into Class A Common Stock and shall remain outstanding irrespective of such automatic conversion and such Transfer in accordance with the terms hereof. For the avoidance of doubt, the Transfer of any Class B Common Stock by the Founder to any trust or entity for the benefit of or controlled by the Founder for estate planning purposes shall not trigger an automatic conversion as described in the preceding sentence.

(b) In addition, upon delivery by the Founder of written notice (a “Conversion Notice”) to the Corporation at any time requesting the conversion of all or a portion of the Class B Common Stock held by the Founder, the Corporation shall, without further action on the part of the Corporation or any holder of Class B Common Stock, be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock (a “Voluntary Conversion”). The election by the Founder to effect a Voluntary Conversion shall be irrevocable.

(c) Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class B Common Stock subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation will, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of such conversion and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form.

(d) Following any such conversion, the reissuance of shares of Class B Common Stock shall be prohibited, and such shares of Class B Common Stock will be retired by the Corporation and cancelled in accordance with the DGCL and the filing with the Delaware Secretary of State required thereby. Upon such retirement and filing, all references herein to Class A Common Stock will be deemed to be references to Common Stock. Each outstanding stock certificate that, immediately prior to such retirement and filing, represented one or more shares of Class A Common Stock will, following such retirement and filing, be deemed to represent an equal number of shares Common Stock, without the need for surrender or exchange thereof.

(e) If the Corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not, within twenty-five (25) days after the date of such request, furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock as of the date of the transfer in question and the same will thereupon be registered on the books, records and stock ledger of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent (if action by written consent of the stockholders is not prohibited at such time under this Certificate of Incorporation), the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

9. Definitions. For purposes of this Article IV of this Certificate of Incorporation,

(a) “Cause” means (i) the Founder’s unauthorized use or disclosure of the Corporation’s confidential information or trade secrets, which use or disclosure causes material harm to the Corporation, (ii) the Founder’s material breach of any agreement with the Corporation, (iii) the Founder’s material failure to comply with the Corporation’s written policies or rules (including without limitation the Corporation’s ethics or insider trading policies), (iv) the Founder’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (v) the Founder’s gross negligence or willful misconduct in the performance of the Founder’s duties for the Corporation (with financial accounting improprieties deemed to constitute gross negligence or willful misconduct), (vi) the Founder’s continuing failure to perform reasonable assigned duties in accordance with the Founder’s position with the Corporation after receiving written notification of the failure from the Corporation or (vii) the Founder’s failure to cooperate in good faith with a governmental or internal investigation of the Corporation or Its directors, officers or employees, if the Corporation has requested such cooperation; provided, however, that with respect to clauses (ii), (v), (vi) and (vii), Cause will not be deemed to exist unless the Founder is provided written notice by the Corporation of the condition constituting Cause within 30 days after such condition arises (or the Corporation becomes aware of such condition) and the Founder fails to cure such condition within 30 days after receipt of such written notice.

(b) “Change of Control” means (i) a merger or consolidation of the Corporation with or into any other company or other entity; (ii) a sale, in one transaction or a series of transactions undertaken with a common purpose, of a majority of the Corporation’s outstanding voting securities; or (iii) a sale, lease, exchange or other transfer, in one transaction or a series of related transactions undertaken with a common purpose, of all or substantially all of the Corporation’s assets. Notwithstanding the foregoing, a Change of Control shall not include (i) a merger or consolidation of the Corporation in which the holders of the outstanding voting securities of the Corporation immediately prior to the merger or consolidation hold at least a majority of the outstanding voting securities of the successor Corporation immediately after the merger or consolidation; (ii) a sale, lease, exchange or other transfer of all or substantially all of the Corporation’s assets to a majority-owned subsidiary company; (iii) a transaction undertaken for the principal purpose of restructuring the capital of the Corporation, including, but not limited to, reincorporating the Corporation in a different jurisdiction, converting the Corporation to a limited liability company or creating a holding company; or (iv) a transaction or series of related transactions that is a bona fide equity financing for capital raising purposes in which the Corporation issues equity securities. Where a series of transactions undertaken with a common purpose is deemed to be a Change of Control, the date of such Change of Control shall be the date on which the last of such transactions is consummated.

(c) “Good Reason” means a “separation from service” as defined in the regulations under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, as a result of the Founder’s resignation within 12 months after one of the following conditions has come into existence or the Founder becomes aware of such condition, in either case without the Founder’s consent: (i) a material diminution of the Founder’s base salary in effect prior to such reduction (other than a reduction that is part of an across-the-board reduction applicable to all senior executives of the Corporation), provided that a reduction of less than 10% of the Founder’s Base Salary will not be considered a material reduction; (ii) a material diminution of the Founder’s duties, authorities or responsibilities (including a change in position) or of those of the individual to which the Founder reports; (iii) a material change in the geographic location at which the Founder must perform services for the Corporation that increases the Founder’s one-way commute by more than 35 miles; or (iv) a change in the Founder’s reporting to anyone other than the Board; provided that in the case of (ii) following a Change of Control, neither a mere change in title alone nor reassignment to a position that is comparable to the status and position held prior to the Change of Control shall constitute a material reduction in duties, authorities or responsibilities. A resignation for Good Reason will not be deemed to have occurred unless the Founder gives the Corporation written notice of the condition within 90 days after the condition comes into existence (or, if later, within 90 days after the Founder becomes aware of such event) and the Corporation fails to remedy the condition within 30 days after receiving such written notice.

(d) “Permanent Disability” means a permanent and total disability such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which would reasonably be expected to result in death within twelve (12) months or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner.

(e) “Permitted Class B Owner” means any corporation, limited liability company, partnership, foundation or similar entity wholly-owned (directly or indirectly) by the Founder (including all subsequent successors and assigns), or any trust for the benefit of the Founder, or of which the Founder is a trustee or has sole or shared voting power such that the Founder has Voting Control over the shares held therein; provided that, in each case, the Founder has sole dispositive power and the exclusive right to direct the voting of all of the shares of Class B Common Stock held by such entity and the Transfer to the transferee does not involve any payment of cash, securities, property or other consideration (other than an interest in such entity) to the Founder.

(f) “Permitted Transfer” means any Transfer of a share of Class B Common Stock:

(i) by the Founder to a Permitted Class B Owner; or

(ii) by a Permitted Class B Owner to the Founder or any other Permitted Class B Owner.

(g) “Transfer” of a share of Class B Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition, whether direct or indirect, of such share of Class B Common Stock or any legal or beneficial interest in such share of Class B Common Stock, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise (other than proxy(ies), voting instruction(s) or voting agreement(s) solicited on behalf of the Board). Notwithstanding the foregoing, the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares shall not be considered a “Transfer” within the meaning of this Article IV; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action independently qualifies as a “Permitted Transfer” at such time. A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by the transferor, if there occurs any act or circumstance that causes such transfer to not be a Permitted Transfer.

(h) “Voting Control” with respect to a share of Class B Common Stock means the power (whether exclusive or shared) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement or otherwise.

10. Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

11. Protective Provisions. So long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, whether by merger, consolidation, reclassification of capital stock or otherwise, amend, alter, change, repeal or waive any provision in Section A of this Article IV (or adopt any provision inconsistent therewith) that would adversely affect the rights of holders of Class B Common Stock, without first obtaining the approval of the Founder, in addition to any other vote required by applicable law, this Certificate of Incorporation or the Bylaws.

B. Preferred Stock

The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issue of any or all of the unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the DGCL. The Board is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock a number of shares of Class A Common Stock or Preferred Stock in respect of such rights, warrants and options outstanding from time to time.

ARTICLE V

Directors

A. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided herein or required by law.

B. Election of Directors. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

C. Number of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

D. Classified Board. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board is authorized to assign members of the Board already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

E. Term and Removal. Subject to the rights of any series of Preferred Stock that may be designated from time to time to elect additional directors under specified circumstances, neither the Board nor any individual director may be removed without cause. Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class.

F. Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

G. Committees. Pursuant to the Bylaws, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

H. Bylaws. The Board is expressly empowered to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

I. Written Ballot. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

J. Stockholder Nominations and Introduction of Business. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws. No action shall be taken by the stockholders of the Corporation by written consent or electronic transmission. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VI

Limited Liability; Indemnification

A. The liability of a director of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE VII

Exclusive Forum for Certain Lawsuits; Consent

A. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Corporation; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation, to the Corporation or the Corporation’s stockholders; (C) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine or otherwise related to the Corporation’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

C. Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Certificate of Incorporation.

ARTICLE VIII

Severability

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its current or former directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE IX

Amendment of Certificate of Incorporation

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation; provided, however, that the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article V, Article VI, Article VII, Article VIII and this sentence of this Certificate of Incorporation, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any provision (other than such article or section as renumbered, or this sentence), in each case, of this Certificate of Incorporation). Any amendment, repeal or modification of any of Article VI, Article VII, and this sentence shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

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IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation as of this 14th of December, 2023.

7GC & CO. HOLDINGS INC.

By:	/s/ Jack Leeney
Name:	Jack Leeney
Title:	Chairman and Chief Executive Officer